LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Marco Molinari, the undersigned, of Muscatine, Muscatine County, State of Iowa, hereby make, constitute, and appoint Jerald K. Dittmer, James I. Johnson and Tamara S. Feldman, as my true and lawful attorneys-in-fact for me and in my name, place, and stead giving to such persons full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorney-in-fact any and all SEC Forms 3, 4, or 5 required to be filed in connection with my beneficial ownership of securities of HNI Corporation (the "Corporation").

The rights, powers, and authority of said attorneys-in-fact herein granted shall commence and be in full force and effect as of February 11, 2004, and such rights, powers, and authority shall remain in full force and effect thereafter for so long as I am an officer of the Corporation and for such time thereafter as may be necessary to file any such reports.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 16th day of February, 2004.

           /s/ Marco Molinari
                                                                   Marco Molinari
STATE OF IOWA                                     )
                                                                      ) ss.
COUNTY OF MUSCATINE                     )

On this 16th day of February, 2004, before me, a notary public in and for said state, personally appeared Marco Molinari to me personally known who, being duly sworn, acknowledged that he had executed the foregoing instrument for purposes set forth therein.

                    /s/ Florence E. Pedersen
                                                           Notary Public in and for the State of Iowa
My Commission Expires:

          April 4, 2005